EXHIBIT 99.1

Enterprise Products Partners L.P.
P.O. Box 4324
Houston, TX 77210
(713) 880-6500

Enterprise Acquires Additional Interest
In Louisiana NGL Facilities; Completes Investments for 2004

        Houston, Texas (Tuesday, January 4, 2005) – Enterprise Products Partners L.P. (NYSE: “EPD”) today announced that an affiliate of its operating subsidiary purchased an additional 16.7 percent ownership interest in K/D/S Promix, L.L.C. (“Promix”), for $27.5 million in cash from Koch Hydrocarbon Southeast Inc. As a result of this purchase, Enterprise’s ownership interest in Promix increased to 50 percent.

        Promix owns a fractionator located in Napoleonville, Louisiana, which has the capacity to fractionate up to 145 thousand barrels per day of mixed natural gas liquids (“NGLs”) from natural gas processing plants on the Louisiana, Mississippi and Alabama Gulf Coast. It also owns an NGL pipeline system that gathers mixed NGLs from natural gas processing plants in Louisiana, five NGL salt dome storage wells and a barge loading facility on the Gulf Coast of Louisiana. Enterprise is the operator of the Promix facilities. The remaining 50 percent interest in Promix is owned by an affiliate of Dow Chemical Company.

        “The Promix and Norco fractionators are the hubs of our NGL value chain in Louisiana; we are pleased to be able to increase our ownership interest in this core asset through this transaction that provides immediate cash accretion for our partners,” said O.S. Andras, Vice Chairman and Chief Executive Officer of Enterprise. “Promix is a critical link between natural gas processing plants on the Gulf Coast that remove NGLs from natural gas produced from some of the largest deepwater developments and the largest NGL consumers in Louisiana and, through our pipelines, to markets in Texas. We expect a substantial increase in NGL volumes flowing to Promix from the start up of developments in the Gulf of Mexico including those in the Southern Green Canyon area.”

        “This transaction completes one of the most successful years in our thirty-six year history. In addition to our merger with GulfTerra Energy Partners, on a combined basis during 2004, we invested or announced projects totaling $2.3 billion. This includes approximately $1.5 billion of investments in acquisitions and organic growth projects completed in 2004 including $500 million to acquire GulfTerra partnership units from El Paso Corporation in advance of the merger and the $460 million purchase by Enterprise’s general partner of the remaining 50 percent ownership in the GulfTerra general partner held by El Paso Corporation prior to the merger. Enterprise’s general partner contributed this investment to Enterprise for no consideration. During the year, Enterprise also announced organic growth projects for which it will invest an additional $750 million over the next two years including the construction of the Independence Hub and Trail projects and the Constitution crude oil and natural gas pipeline projects in the deepwater Gulf of Mexico. We believe the merger and these investments will provide cash flow accretion to our partners that will support future distribution increases as merger benefits and opportunities are realized and as projects are completed and become operational.”

        “As we look forward, we are very optimistic about the growth prospects for our partnership both from volume growth through existing facilities and opportunities to make investments to expand our system to support new natural gas, crude oil and NGL production from the key producing basins in the United States and Canada,” added Andras.

        Enterprise Products Partners L.P. is one of the largest publicly traded energy partnerships with an enterprise value of over $13 billion, and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs and crude oil. Enterprise transports natural gas, NGLs and crude oil through 31,000 miles of onshore and offshore pipelines and is an industry leader in the development of midstream infrastructure in the Deepwater Trend of the Gulf of Mexico. Services include natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil transportation and offshore production platform services. For more information, visit Enterprise on the web at www.epplp.com.

        This press release contains various forward-looking statements and information that are based on Enterprise’s beliefs and those of its general partner, as well as assumptions made by and information currently available to Enterprise. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of Enterprise for future operations, are intended to identify forward-looking statements. Although Enterprise and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Enterprise nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise’s actual results may vary materially from those Enterprise anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Enterprise’s results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

•	the effects of the combined company's debt level on its future financial and operating flexibility;

•	a reduction in demand for its products by the petrochemical, refining or heating industries;

•	a decline in the volumes of NGLs delivered by its facilities;

•	the failure of its credit risk management efforts to adequately protect it against customer non-payment;

•	terrorist attacks aimed at its facilities;

•	the failure to successfully integrate our operations with GulfTerra's or any other companies we acquire; and

•	the failure to realize the anticipated cost savings, synergies and other benefits of the merger with GulfTerra.

        Enterprise has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

        Contact: Randy Burkhalter, Investor Relations, Enterprise Products Partners L.P. (713) 880-6812, www.epplp.com

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